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                                                                     Exhibit 4.2

                                                    DEMAND NOTE

$1,000,000.00                                     Executed at    LIMA  , Ohio
                                                              ---------
                                                        June 2         , 1997
                                                      -------------------------

ON DEMAND, for value received, the undersigned, THE DRUGGIST, INC., AN OHIO CORPORATION ("Debtor"), promises to pay to the order of NATIONAL CITY BANK, COLUMBUS, A NATIONAL BANKING ASSOCIATION ("Bank"), which has its principal place of business in Columbus, Ohio, at any office of Bank, ONE MILLION AND 00/100 DOLLARS (or, if less, the unpaid principal balance shown on an attachment to this note or on Bank's loan account records) in lawful money of the United States, together with interest, as provided below, payable monthly commencing JULY 1 , 1997, and on demand.

This note represents an arrangement that allows Debtor to obtain advances without giving Bank a separate note for each advance. However, THIS NOTE DOES NOT OF ITSELF CONSTITUTE A COMMITMENT BY BANK TO MAKE ANY ADVANCES TO DEBTOR. Bank will record the date and amount of each advance on an attachment to this note or on Bank's loan account records. Debtor agrees that each advance so recorded shall be prima facie evidence that an advance was made on the date and in the amount indicated. The number of advances and the amount of each advance are not limited; provided, however, that the maximum unpaid principal balance outstanding at any time shall not exceed the face amount of this note.

Prior to demand, principal and any overdue interest shall bear interest, computed daily (on the basis of a 360-day year and actual days elapsed), at rates determined according to the following options, to be elected by Debtor from time to time for all or parts of the outstanding principal balance of this note and, with regard to Option 2, for various periods of time (each being an "Interest Period"):

     OPTION 1: Computed at a fluctuating rate equal to the Prime Rate.

     OPTION 2: Computed at a rate equal to the sum of: (i) two percent (2.0%) PLUS (ii) the rate, as determined by Bank's Investment Department at approximately 10:00 A.M. (Columbus, Ohio, time) on the date a quote is requested by Debtor, at which deposits in U. S. Dollars are offered to Bank in the London Interbank Market for maturities comparable to such Interest Period and in effect as of the first day of the relevant Interest Period. Advances under this Option 2 shall be available only for Interest Periods of thirty (30), sixty (60), ninety (90) or one hundred eighty (180) days and in minimum amounts of Five Hundred Thousand and 00/100 Dollars ($500,000.00).

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




                                                                     Exhibit 4.2

If, for any amount upon which interest is accruing under Option 2, Debtor fails to elect a subsequent option at the end of any Interest Period, Debtor shall be deemed to have elected Option 1 for such amount until such time as Debtor thereafter makes another election.

If interest is accruing under Option 1 for all or any portion of the outstanding principal balance of this note, Debtor may prepay such principal amount, in whole or in part, at any time without premium or penalty. If interest is accruing under Option 2, Debtor may prepay such principal amount, in whole or in part: (a) on the last day of the relevant Interest Period for such amount without premium or penalty or (b) at any other time upon one (1) Business Day's prior written notice if, concurrently with the prepayment, Debtor pays to Bank a premium based upon the principal amount prepaid and computed (on the basis of a 360-day year and actual days elapsed) at a rate per annum equal to the excess, if any, of the applicable interest rate over the Reinvestment Rate, for the period from the date of prepayment to the last day of the relevant Interest Period.

Concurrently with any prepayment of the principal of this note, Debtor shall pay the unpaid interest accrued on the principal being prepaid.

If Debtor fails to pay any amount due hereunder, or any fee in connection herewith, in full within ten (10) days after its due date, Debtor, in each case, will incur and shall pay a late charge equal to the greater of Twenty and 00/100 Dollars ($20.00) or five percent (5.0%) of the unpaid amount. The payment of a late charge will not impair any holder's right to demand repayment of this note.

Except as otherwise agreed in writing, payments will be applied first to accrued but unpaid interest and fees, in that order, on an invoice by invoice basis in the order of their respective due dates, until paid in full, then to late charges and then to principal.

If this note is not paid in full on demand (whether by lapse of time, acceleration of maturity or otherwise), the interest rate otherwise in effect hereunder shall be increased by three percent (3.0%) per annum, provided that in no event shall the principal of and interest on this note bear interest after maturity at a rate less than the interest rate actually in effect hereunder immediately after demand.

In this note, (a) DEBT means, collectively, all monetary liabilities, and any charges or expenses incurred in connection therewith, now or hereafter owing by the Person or Persons in question, including, without limitation, every such liability whether owing by such Person or one (1) of such Persons alone or jointly, severally or jointly and severally, whether owing absolutely or contingently, or directly or indirectly, and whether created by loan, overdraft, guaranty or other contract or by quasi-contract, tort, statute or other operation of law; (b) BANK DEBT means Debt payable to Bank, whether initially payable to Bank or acquired by Bank by purchase, pledge or

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




                                                                     Exhibit 4.2

otherwise and whether assigned or participated to or from Bank in whole or in part; (c) PRIME RATE means the fluctuating rate of interest which is publicly announced from time to time by Bank at its principal place of business as being its "prime rate" or "base rate" thereafter in effect, with each change in the Prime Rate automatically, immediately and without notice changing the fluctuating interest rate thereafter applicable hereunder, it being agreed that the Prime Rate is not necessarily the lowest rate of interest then available from Bank on fluctuating rate loans; (d) OBLIGOR means any Person who is or shall become obligated or whose property is or shall serve as collateral for the payment of Debtor's Bank Debt or any part thereof in any manner and, in addition to Debtor, includes, without limitation, any maker, endorser or guarantor; (e) REINVESTMENT RATE means a rate of interest equal to the "bond equivalent yield" for the most actively traded issues of U. S. Treasury Bills, U. S. Treasury Notes or U. S. Treasury Bonds for a term similar to the period from the date of prepayment to the last day of the relevant Interest Period and in a principal amount comparable to the principal amount being prepaid, all as reasonably determined by Bank; (f) RELATED WRITING means a writing of any form or substance signed by any Obligor (whether as principal or agent) or by any attorney, accountant or other representative of any Obligor and received by Bank in respect of Debtor's Bank Debt or any part thereof, including, without limitation, any credit application, credit agreement, reimbursement agreement, financial statement, promissory note, guaranty, indenture, mortgage, security agreement, authorization, subordination agreement, certificate, opinion or any similar writing; (g) PERSON means a natural person or entity of any kind, including, without limitation, any corporation, partnership, trust, governmental body, or any other form or kind of entity; and (h) BUSINESS DAY means a day on which Bank's main office is open to the public for carrying on substantially all of its banking functions, but shall not include Saturdays, Sundays or legal holidays. All accounting terms used in this note and not otherwise defined shall be defined in accordance with generally accepted accounting principals.

Debtor certifies to Bank that all funds disbursed under this note will be used for business or commercial purposes.

Debtor and the undersigned guarantor hereby authorize Bank to share all credit and financial information relating to Debtor and the undersigned guarantor with Bank's parent company, and with any subsidiary or affiliate company of Bank or of Bank's parent company.

In no event shall the interest rate in effect on this note exceed the maximum rate permissible under the law governing this note.

Any holder's delay or omission in the exercise of any right under this note shall not operate as a waiver of that right or of any other right under this note.

If any provision of this note is determined by a court of competent jurisdiction to be invalid, illegal or unenforceable, that determination shall not affect any other provision of this note, and each

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                                                                     Exhibit 4.2

such other provision shall be construed and enforced as if the invalid, illegal or unenforceable provision were not contained herein.

This note and the Related Writings set forth the entire agreement between the parties regarding the transactions contemplated hereby, and supersede all prior agreements, commitments, discussions, representations and understandings, whether written or oral, and any and all contemporaneous oral agreements, commitments, discussions, representations and understandings between the parties relating to the subject matter hereof.

No amendment, modification or supplement to this note or any Related Writings shall be binding unless executed in writing by all parties thereto, and this provision shall not be subject to waiver by any party and shall be strictly enforced.

This note shall be governed by the law of the state in which Bank has its principal place of business.

Debtor and the undersigned guarantor jointly and severally authorize any attorney-at-law to appear in any state or federal court of record in the United States after this note matures (whether by lapse of time, acceleration of maturity or otherwise); to waive the issuance and service of process; to confess judgment against Debtor and/or the undersigned guarantor in favor of the holder of this note for the amount then appearing due, together with interest and costs of suit; and to release all errors and waive all rights of appeal and stay of execution. If any judgment against Debtor and/or the undersigned guarantor is vacated for any reason, this warrant of attorney may be used to obtain additional judgments.

WARNING-BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL. IF YOU DO NOT PAY ON TIME A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR WHETHER FOR RETURNED GOODS, FAULTY GOODS, FAILURE ON HIS PART TO COMPLY WITH AGREEMENT, OR ANY OTHER CAUSE.

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                                                                     Exhibit 4.2

3248 Henderson Road                          THE DRUGGIST, INC.,
Columbus, Ohio  43220-2377                   AN OHIO CORPORATION
(614)  459-6364

                                             By:  /s/ Brad C. Roush
                                                  -------------------------
                                             Its:    Secretary
                                                  -------------------------

FOR VALUE RECEIVED, the undersigned guarantor (a) consents to the provisions of the note, including, without limitation, the warrant of attorney; (b) guarantees, absolutely and unconditionally, and jointly and severally with the other undersigned guarantors, if any, the prompt payment in full of the note (and any extensions thereof in whole or in part) when due (whether by lapse of time, acceleration of maturity or otherwise) and whether or not the holder of the note shall resort or shall have resorted to any other Obligor or to security, if any; (c) waives presentment, demand for payment, notice of dishonor and every other kind of notice to which the undersigned guarantor might be entitled but for this waiver; (d) waives any and all claims, rights or remedies the undersigned guarantor may now have or hereafter acquire against Debtor that arises from the undersigned guarantor's performance hereunder or is in any way related hereto, including, without limitation, subrogation, reimbursement, contribution or indemnification, whether direct or indirect or arising by contract, law, equity or otherwise; and (e) agrees that the liability of the undersigned guarantors shall not be affected by any act, omission or course of dealing on the part of the holder including, without limitation, any extension of time, any waiver of an Event of Default, any release or exchange of security (irrespective of the consideration, if any, received therefor) or any other indulgence granted to any Obligor, in each case whether with or without notice to the undersigned guarantor.

WARNING - BY SIGNING THIS PAPER YOU GIVE UP YOUR RIGHT TO NOTICE AND COURT TRIAL. IF YOU DO NOT PAY ON TIME A COURT JUDGMENT MAY BE TAKEN AGAINST YOU WITHOUT YOUR PRIOR KNOWLEDGE AND THE POWERS OF A COURT CAN BE USED TO COLLECT FROM YOU REGARDLESS OF ANY CLAIMS YOU MAY HAVE AGAINST THE CREDITOR WHETHER FOR RETURNED GOODS, FAULTY GOODS, FAILURE ON HIS PART TO COMPLY WITH THE AGREEMENT, OR ANY OTHER CAUSE.

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                                                                     Exhibit 4.2

1100 Shawnee Road - Box 840                   ARBOR HEALTH CARE COMPANY,
Lima, Ohio  45802-0840                        A DELAWARE CORPORATION
(419)  227-3000


                                              By:    /s/  W. W. Wondolowski
                                                   ----------------------------

                                              Its:    VP & Treasurer
                                                   ----------------------------



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